Exhibit 107

Calculation of Filing Fee Table

Form S-3

(Form Type)

M-TRON INDUSTRIES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price per Share	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	—	—	—	—	—	—
	Equity	Preferred Stock, $0.01 par value per share	—	—	—	—	—	—
	Equity	Warrants (3)	—	—	—	—	—	—
	Equity	Depositary Shares (4)	—	—	—	—	—	—
	Other	Subscription Rights (5)	—	—	—	—	—	—
	Other	Units (6)	—	—	—	—	—	—
	Unallocated (Universal) Shelf	Unallocated (Universal) Shelf	457(o)	—	—	$100,000,000	$0.00015310	$15,310

		Total Offering Amounts				$100,000,000		$15,310
		Total Fees Previously						—
		Total Fee Offsets						—
		Net Fee Due						$15,310
(1)

There are being registered hereunder such presently indeterminate number of shares of common stock and preferred stock, such indeterminate principal amount of depositary shares, and such indeterminate amount of warrants, subscription rights, and units of M-tron Industries, Inc. which may be offered and sold in such amount as shall result in an aggregate offering price not to exceed $100,000,000. This Registration Statement also covers an indeterminate amount of securities, if applicable, as may be issued in exchange for, or upon conversion or exercise of, as the case may be, the securities registered hereunder, including, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), any securities issuable upon a stock split, stock dividend, recapitalization, or similar transaction.

(2)	The maximum aggregate offering price has been estimated solely to calculate the registration fee in accordance with Rule 457(o) under the Securities Act.
(3)	The registrant may issue warrants for the purchase of common stock, preferred stock, and/or depositary shares in one or more series.
(4)

Each depositary share will be evidenced by depositary receipts issued pursuant to a depositary agreement. If the registrant elects to offer to the public whole or fractional interests in shares of preferred stock registered hereunder, depositary receipts will be distributed to those persons purchasing such interests and such shares will be issued to the depositary under the depositary agreement.

(5)	The registrant may issue rights evidencing the right to purchase common stock, preferred stock, depositary shares, or other securities.
(6)	Each unit will be issued under a unit agreement and will represent an interest in one or more other securities, which may or may not be separable from one another.